LOAN AGREEMENT

BETWEEN

DEG - DEUTSCHE INVESTITIONS-

UND ENTWICKLUNGSGESELLSCHAFT MBH

(hereinafter "DEG")

and

JUNAN HONGRUN FOODSTUFF CO. LTD.

(hereinafter the "BORROWER")

TABLE OF CONTENTS

Schedules

1. Definitions
2. Project Description
3. Call Notice
4. Form of Letter to Auditors
5. Form of Certificate of Incumbency and Authority
6. Form of Letter to Process Agent
7. Excluded Activities

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LOAN AGREEMENT

The BORROWER is a limited liability company incorporated and existing under the laws of the People's Republic of China (Reg. No. 74452759-3, Business License No. 371200400003929) having its registered office at Beihuan Lu, 276600 Junan, 120 Shangdong Province, People's Republic of China.

The BORROWER intends to expand its business activities in accordance with the Project Description as set out in Schedule 2 which requires an investment of approximately USD 20,000,000.

DEG is a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg.- No. HRB 1005, AG Köln) having its registered office at Kämmergasse 22, 50676 Köln, Federal Republic of Germany.

At the BORROWER´s request, DEG intends to participate in the financing of the Project by means of a long-term loan. Therefore, the BORROWER and DEG enter into the following Agreement:

Article 1
DEFINITIONS AND INTERPRETATION

1. In the context of this Agreement all capitalised terms shall have the meanings as set out in Schedule 1.

2. Unless otherwise set forth, any reference to an Article or a Schedule is a reference to that Article or Schedule of this Agreement.

3. The singular includes the plural and vice versa.

Article 2
LOAN AMOUNT AND LOAN PURPOSE

1. DEG undertakes to lend the BORROWER an amount of up to USD 15,000,000 (in words: fifteen million United States Dollars) and the BORROWER accepts the Loan in accordance with the terms and conditions of this Agreement.

2. The BORROWER shall apply the Loan exclusively to finance the Project in accordance with the Project Description as set out in Schedule 2.

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Article 3

CALL NOTICE AND DISBURSEMENT PROCEDURE

1. The Loan will be disbursed in one amount or in two instalments of at least USD 3,000,000 each (other than the last disbursement) according to the Project's requirements upon the receipt of a call notice by DEG.

2. A call notice shall only be valid if

   a) all conditions precedent pursuant to Article 4 have been fulfilled,

   b) it is in the form of Schedule 3,

   c) it is received by DEG at least 10 Business Days prior to the requested date of disbursement.

3. Upon each disbursement the BORROWER shall, if necessary, register the transfer of funds promptly with the relevant authorities and shall send DEG a confirmation of receipt together with copies of the registration and the bank statement showing the date and amount of the Loan received.

4. DEG may suspend or terminate the right of the BORROWER to disbursements of the Loan if the first disbursement has not been made by 30 November 2010. The right of the BORROWER to disbursements of the Loan will terminate on 30 April 2011.

Article 4

CONDITIONS PRECEDENT TO DISBURSEMENT

DEG shall be obliged to disburse the Loan in accordance with Article 3 (*Call Notice and Disbursement Procedure*) only if

1. the total financing of the Project according to the Project Description (Schedule 2) has been secured, in particular the BORROWER's share capital has been paid in full;

2. the Finance Agreements and the Project Documents are in place, in form and substance satisfactory to DEG and shall have become unconditional and effective;

3. all Authorisations shall have been obtained;

4. the Security has been perfected and DEG has been supplied with documentary evidence thereof;

5. a lawyer in the People's Republic of China appointed by DEG has rendered a legal opinion to DEG's satisfaction on the following points:

   a) the legal validity of the BORROWER's establishment as a limited liability company,

   b) the legal validity of all provisions of this Agreement, its enforceability in the People's Republic of China, and its admissibility as evidence; in particular the validity of Article 21 (10),

   c) the legal validity and enforceability of the Finance Agreements and the Project Documents,

   d) the existence or procurement of all Authorisations,

   e) the perfection and enforceability of the Security,

   f) unencumbered title of the BORROWER to its land/fixed assets and the possibility to create/register a charge in favour of DEG if and when required,

   g) any priority or privilege that any creditor may have by operation of law,

   h) the validity of the nomination of DEG as sole beneficiary/loss payee / assignment of the insurance claims to DEG according to Article 13 (Insurance),

   i) any other legal requirement for the implementation of the Project and any other point which DEG may reasonably request;

6. a lawyer on the Cayman Islands appointed by DEG has rendered a legal opinion to DEG's satisfaction;

7. a lawyer in the United States of America appointed by DEG has rendered a legal opinion to DEG's satisfaction;

8. evidence has been submitted to DEG of the BORROWER's compliance with its obligations under Article 13 (Insurance);

9. evidence has been submitted to DEG of the BORROWER's compliance with its obligations under Article 15 (Environmental Social & Health Compliance), especially, but not limited to the following:

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a) the BORROWER has provided the Environmental and Social Action Plan, satisfactory to DEG;

b) the BORROWER is in compliance with the measures as defined in the Environmental and Social Action Plan;

c) the BORROWER has appointed a member of senior management to be responsible for environmental and social issues.

10. the BORROWER is in compliance with Article 14 (Reporting), those reports specified in Article 14 (1), which are due at the time of disbursement, as well as the Auditors acceptance of being appointed and authorised to communicate directly with DEG (Schedule 4), have been received by DEG;

11. the BORROWER has provided its audited financial statement dated 31 December 2009 satisfactory to DEG;

12. evidence in writing has been submitted to DEG of the consent of the person authorised to receive service in accordance with Article 20 (3) and Schedule 6 (*Form of Letter to the Process Agent*) and DEG has received evidence of the payment of the fees to be paid to such process agent;

13. DEG has received the Certificate of Incumbency in the form of Schedule 5 as well as (certified) copies of the identity cards of the persons authorized thereunder;

14. all fees, costs and expenses due according to Article 6 (Fees) and Article 19 (Costs and Expenses) have been paid; and

15. no Event of Default has occurred or is threatening to occur.

Article 5
INTEREST

1. The BORROWER shall pay interest on the disbursed amount of the Loan at the six months USD LIBOR rate plus 3.75% p.a. (in words: three point seven five per cent per annum). In respect of the first Interest Period for the first disbursement, such USD LIBOR rate shall apply, the period of which is closest in length to the duration of such Interest Period; in case the two periods differ equally from the Interest Period, the rate for the longer period shall apply. The USD LIBOR rate so determined shall similarly apply to any further disbursement until the end of the first Interest Period.

For all disbursements after the first Interest Period such USD LIBOR rate shall apply which is determined at the beginning of the respective Interest Period.

2. On each Interest Determination Date, DEG shall fix the applicable interest rate with reference to the respective interest rate applicable to the respective Interest Period rounded to 5 (in words: five) decimal places quoted on Reuters' Screen LIBOR 01 Page at 11:00 a.m. London time. DEG shall promptly inform the BORROWER of the applicable interest rate. The interest rate thus established shall be binding on the BORROWER except in the event of manifest calculation or communication error.

3. If the respective LIBOR rates are not published on any Interest Determination Date, DEG shall inform the BORROWER promptly thereof and shall fix the interest rate with reference to interest rates quoted by three leading commercial banks active in the interbank market for United States Dollars in London selected by DEG after consultation with the BORROWER.

4. On the Interest Conversion Date, the interest rate pursuant to Article 5 (1) shall be converted to a fixed interest rate. From the Interest Conversion Date onwards the BORROWER shall pay interest at the aggregate rate of 3.75 % p.a. (in words: three point seven five per cent per annum) plus the DEG Base Rate prevailing two Banking Days prior to the Interest Conversion Date.

5. Interest is calculated from the date disbursements are debited until the day immediately before repayments are credited to DEG's account.

6. Interest is payable semi-annually in arrears on each Payment Date. Interest payable in respect of each calendar day shall be calculated by dividing annual interest due by 360.

Article 6
FEES

1. The BORROWER shall pay a commitment fee on undisbursed Loan amounts of 0.5 % p.a. (zero point five per cent per annum) from the date of this Agreement.

   The provisions of Article 5 (5) and (6) shall apply accordingly.

2. The BORROWER shall pay a front-end-fee of USD 150,000 (in words: hundred fifty thousand United States Dollars) payable within 10 days of the date of this Agreement but in any event prior to the first disbursement of the Loan.

3. a) In the event that DEG should demand immediate repayment of the Loan pursuant to Article 18 before the Interest Conversion Date pursuant to Article 5 (4), DEG may demand from the BORROWER and the BORROWER shall pay an additional sum of 1 % of the amount to be repaid, as compensation for all costs and expenses which DEG has incurred in connection therewith. The BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

   b) In the event that DEG should demand immediate repayment of the Loan pursuant to Article 18 after conversion pursuant to Article 5 (4), the BORROWER shall pay to DEG an amount DEG may certify (such certification to be conclusive in the absence of any manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in USD Treasury Bonds (USD) with a maturity corresponding to the remaining maturity of the Loan plus all reasonable costs and expenses DEG incurs in connection with an immediate repayment.

4. The BORROWER has already paid a mandate fee of USD 50,000 (in words: fifty thousand United States Dollars) prior to the due diligence.

Article 7
REPAYMENT

1. The BORROWER shall repay the Loan as follows:

Payment Dates	Repayment Instalments in USD
15 September 2012	1,875,000
15 March 2013	1,875,000
15 September 2013	1,875,000
15 March 2014	1,875,000
15 September 2014	1,875,000
15 March 2015	1,875,000
15 September 2015	1,875,000
15 March 2016	1,875,000

2. Undisbursed Loan amounts shall be set off against the Repayment Instalments in inverse order of their maturity.

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Article 8
PREPAYMENT

1. The BORROWER may prepay the whole or any part of the Loan amount on any Payment Date by giving not less than one month's prior written notice to DEG. The prepaid amount shall be an amount of not less than one Repayment Instalment or a multiple thereof.

2. Any notice of prepayment shall be irrevocable and shall specify the Payment Date upon which the prepayment is to be made and the amount of such prepayment.

3. The BORROWER shall repay the indicated amount of the Loan and all accrued interest and any other fees and/or payments outstanding on the principal amount to be prepaid on the Payment Date following the notice under Article 8 (1).

4. Repaid amounts under Article 8 (3) shall be set off against the Repayment Instalments in inverse order of maturity. The BORROWER may not request disbursements of any part of the amounts prepaid under this Agreement.

5. In the event of prepayment after the Interest Conversion Date, the BORROWER shall pay a prepayment fee in an amount DEG may certify (such certification to be conclusive in the absence of manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in US Treasury Bonds (USD) with a maturity corresponding to the remaining maturity of the Loan plus all costs and expenses DEG incurs in connection with the prepayment.

6. The prepaid amount shall be in an amount of not less than one Repayment Instalment or a multiple thereof.

7. The BORROWER shall pay a prepayment fee in an amount DEG may certify (such certification to be conclusive in the absence of manifest error) as necessary to compensate DEG for any loss DEG incurs in redeploying the Loan in US Treasury Bonds (USD) with a maturity corresponding to the remaining maturity of the Loan plus all costs and expenses DEG incurs in connection with the prepayment.

Article 9
PAYMENTS

1. Payment obligations of the BORROWER pursuant to this Agreement will be satisfied only if and in so far as, after deduction of all costs and expenses, the respective amount is credited in United States Dollars by no later than 11:00 a.m. EST on its

due date to DEG's bank account (Citibank New York, 3849-2573, swift code: CITI US 33 / ABA 02 10000 89 [Chips 0008]), or such other account notified to the BORROWER not later than 7 days prior to the respective obligation falling due.

2. The set off of counterclaims against DEG's claims arising under this Agreement and the BORROWER's right to withhold payments is not permitted. This shall not apply to the set off of the BORROWER's claims that are undisputed or that have been adjudicated upon by way of a final and binding judgement against DEG.

3. To the extent that any payment by the BORROWER is not sufficient to meet all due obligations, such payment shall be applied first against costs and expenses, then against interest and finally against principal amounts of the Loan outstanding.

4. Should the BORROWER be compelled by legal regulation to make lesser payments than are due or payments in a currency other than that contracted, it shall be obliged to increase the payment to be made to DEG until the contracted sum has been reached and, in the case of payment in a currency not specified in this Agreement, shall be obliged to pay the difference between the contracted amount and the equivalent in USD of the amount paid converted at the same time.

5. All payments to be made by the BORROWER to DEG pursuant to this Agreement shall be made free and clear of and without deduction or retention of any present or future tax liabilities, charges or official payments whatsoever, except where such deduction or retention is prescribed by law, in which case the sum payable by the BORROWER in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, DEG receives and retains a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

Article 10
DELAYED PAYMENTS

1. If payments (other than those referred to in Article 10 (2)) are not made on their due date, additional interest of 2 % p.a. (in words: two per cent per annum) to the applicable interest hereunder, calculated from the due date to the actual date of payment, shall be payable. The additional interest shall be paid on the next following Payment Date.

2. In the event that interest or fees due to DEG are not paid when due, the BORROWER shall pay to DEG damages in respect of all overdue amounts for the period from the due date thereof until the date on which the respective overdue amount has been received by DEG, calculated at the same rate as stipulated in Article 10 (1) above, provided that the BORROWER shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount. The right of DEG to claim further damages shall remain unaffected.

3. The provisions of Article 5 (5) and (6) shall be applied accordingly to the calculation of interest and penalty payments in accordance with this Article. Article 18 and any claims for damages remain unaffected by the above.

Article 11
NEGATIVE PLEDGE

1. The BORROWER confirms that its assets are not encumbered by any mortgage, charge, pledge, right of retention or set off or any other priority or security right or interest.

2. The BORROWER shall not encumber its assets or any part thereof without DEG's prior written consent.

3. At DEG's request, the BORROWER shall at any time during the term of this Agreement create and register in favour of DEG (a) security(ies) over each of its assets as DEG may specify to cover the balance of the Loan then outstanding plus interest and other payment obligations due under this Agreement.

Article 12
SECURITY

1. In order to secure the Loan, interest and other payment obligations arising under this Agreement, thereby including existing and future claims of DEG, the BORROWER shall:

   a) create and register a first ranking mortgage in the amount of about USD 12,000,000 (in words: twelve million United States Dollars) on its land and buildings in favour of DEG;

   b) undertake to provide a share pledge of Mr. Si Chen shares in the Sponsor in the amount of about USD 12,000,000 (in words: twelve million United States Dollars)

and being the majority shareholder in the Sponsor in form and substance satisfactory to DEG;

c) the total amount of the first ranking mortgage (Article 12 (1) (a)) and the value of the pledged shares of Mr. Si Chen (Article 12 (1) (b) should be at least USD 24,000,000 (in words: twenty four million United States Dollars).

d) undertake to provide a guarantee from the Shareholder in form and substance satisfactory to DEG.

2. The shares of Mr. Si Chen in the SPONSOR (the Shares) equal to USD 12,000,000 (in words: twelve million United States Dollars) shall be pledged to DEG. The Security under this Article 12 shall amount at all times during the lifetime of the Loan to at least 160 % of the Loan Amount ("Collateral Rate"). DEG has the right to request additional Shares as Security if the Collateral Rate sinks beneath 150 % calculated quarterly and considering a share price of the Shares as an average of the last 10 business days. If the Collateral Rate rises above 190 % the Shares shall be released upon demand by the BORROWER to reach a Collateral Rate not below 160 %.

3. If DEG is of the opinion that at any time during the term of this Agreement, the Security has become inadequate to cover the balance of the Loan then outstanding, DEG will be entitled to request from the BORROWER such additional security as may be acceptable to DEG to cover such deficiency.

Article 13
INSURANCE

1. The BORROWER undertakes

a) to insure and to keep insured adequately and in compliance with sound business practice its present and future property, assets and business with insurers acceptable to DEG;

b) to nominate DEG as sole beneficiary / loss payee in the insurance policies, other than policies for third party liability insurance and to assign the respective insurance claims to DEG;

c) to ensure that all premiums are paid on time and other obligations of the BORROWER under the insurance policies are duly complied with.

2. DEG will not withhold its consent to the application of insurance proceeds up to an aggregate of USD 5,000,000 (or its equivalent) made in compensation of loss or damage to the assets charged/encumbered in favour of DEG, to repair or replace those assets, and DEG will release such payments accordingly.

3. DEG shall be entitled, at the BORROWER's expense, to take all measures necessary to ensure the insurance cover set out in Article 13 (1) if the BORROWER does not fulfil its obligations as set out therein.

4. The BORROWER shall provide DEG with copies of any new or renewed insurance policy within two weeks of the effective date, and, within 60 days of the end of each Financial Year, with confirmation of each insurer or an independent insurance broker that the BORROWER is in compliance with its obligations under this Article.

Article 14
REPORTING

1. The BORROWER undertakes to maintain adequate financial and cost accounting and control and reporting systems for the Project and the BORROWER's operations in the English language and to submit the following reports to DEG in the English language:

   a) as soon as possible, but in any event not later than four months after the end of each Financial Year, audited consolidated annual accounts (balance sheet, profit and loss statement, statement of changes in the financial positions, notes to the financial statements) which are prepared in accordance with IFRS, US-GAPP or accounting principles generally accepted in the People's Republic of China applied on a consistent basis, and which have been examined and audited by the Auditors in accordance with auditing standards generally accepted by international accounting firms;

   b) during the Project's implementation phase, quarterly project progress reports within 30 days of the end of the reporting period;

   c) promptly after the end of project implementation, a completion report;

   d) as soon as possible, but in no event later than four months after the end of each Financial Year, the annual Management Letter, the Letter of Internal Control and the Letters on General Audit Observations and a confirmation from the Auditors that the BORROWER is in compliance with its obligations set out in Article 17 (1)(e);

e) quarterly unaudited interim results (balance sheet and profit and loss statement) as well as additional data as requested by DEG within 60 days of the end of the reporting period;

f) at least 30 days before the start of each Financial Year, a running annual business plan including a detailed investment budget and forecast accounts for the following Financial Year;

g) annually and not later than 120 days after the end of each Financial Year with an Annual Environmental and Social Monitoring Report on the BORROWER's compliance with Article 15. For the first three years after signature of this Agreement this Annual Environmental and Social Monitoring Report has to be carried out by an independent external expert to be commissioned by the BORROWER; terms of reference, expert and Annual Environmental and Social Monitoring Report have to be satisfactory to DEG.

   In case the Annual Environmental and Social Monitoring Report is not delivered to DEG when due or is not satisfactory to DEG, DEG may take measures to obtain an Annual Environmental and Social Monitoring Report. This report may, at the choice of DEG, be issued by an external social and environmental advisor or DEG's internal social and environmental department. In any event the BORROWER shall reimburse DEG for all costs incurred in connection with the exercise of such right under this Article.

h) The BORROWER shall notify DEG promptly of any event having a direct or potential material adverse effect on environmental, occupational health & safety or labour issues, adjacent populations or that has attracted the adverse attention of outside parties, created adverse press reports or created potential liabilities, including any Environmental and Social Claim as well as any measures taken to mitigate or remedy the effects or cause of such event.

2. The BORROWER shall authorise the Auditors, in the form of Schedule 4, to provide DEG directly with information on the BORROWER's commercial and financial position.

3. The BORROWER shall notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default.

4. The BORROWER shall notify DEG promptly of any event having a direct or potential material adverse effect on environmental, occupational health & safety or labour issues, adjacent populations or that has attracted the adverse attention of outside parties, created adverse press reports or created potential liabilities, including any Environmental and Social Claim as well as any measures taken to mitigate or remedy the effects or cause of such event.

5. In addition to DEG´s right according to Article 17 (1)(c) DEG shall have the right to examine the BORROWER´s utilisation of the Loan and its performance under this Agreement after having received the completion report referred to in Article 14 (1)(c).

6. The BORROWER undertakes to promptly inform DEG of all amendments to its statutes, memorandum, articles which the law stipulates must be published, as well as all transactions which would entail a change in ownership relating to 10 % or more of its share capital or a change in its control, either directly or indirectly.

Article 15
ENVIRONMENTAL SOCIAL & HEALTH COMPLIANCE

1. The BORROWER undertakes to ensure that it diligently designs, constructs, operates, maintains and monitors all of its plants, sites and equipment in a safe, efficient and business-like manner and shall at all times comply with

   a) all environmental, labour and other social laws (including international treaty obligations) applicable in any jurisdiction in which the BORROWER conducts business,

   b) any environmental and social permit, license, consent, approval and other authorisation necessary for the BORROWER to conduct its business and to ensure that all such authorisations and approvals are valid, and

   c) the IFC Performance Standards and the relevant IFC EHS Guidelines, and the terms and standards as set out in any ILO convention signed and ratified by the Country, as well as ILO Core Labour Standards as set out in ILO Declaration on Fundamental Principles and Rights at Work from 1998 and the Basic Terms and Conditions of Employment, and

   d) the terms and standards as set out in any United Nations treaty, convention or covenant on human rights signed and ratified by the Country(ies) the BORROWER operates in.

2. The BORROWER shall not perform any of the excluded activities as listed in Schedule 7 (Excluded Activities).

3. The BORROWER shall implement, maintain and continuously improve:

   a) an Environmental and Management System,

   b) an Occupational Health and Safety Management System,

   c) a Social Management System,

   all according to the IFC Performance Standards.

4. The BORROWER shall at all times

   a) appoint a member of the senior management to be responsible for environmental and social issues; and

   b) suitably train an environmental and / or a social manager.

5. The BORROWER shall at all times comply with the Environmental and Social Action Plan).

Article 16
REPRESENTATIONS AND WARRANTIES

1. The BORROWER hereby represents and warrants to DEG that at the time of execution of this Agreement:

   a) the Shareholder is the legal and beneficial owner of 100 % (in words: one hundred per cent) of the issued share capital of the BORROWER and no other person has any actual or contingent right or option to subscribe for, purchase, otherwise acquire or require the transfer of any share (or any other interest in the share capital of the BORROWER) or any other commitment or claim of any nature in relation to any share (or any other interest in the share capital of the BORROWER); to the best of its knowledge and belief, and after making due enquiry, no material fund invested in the BORROWER's issued share capital or used for the financing of the Project is of illicit origin nor related to drug trafficking, corruption, bribery, organised crime or terrorism and the BORROWER furthermore warrants to promptly inform DEG, if the BORROWER should at any time be informed of an illicit origin of any such fund;

b) it is a company duly incorporated and validly existing under the laws of the People's Republic of China and has the corporate power to conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement;

c) it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of the Finance Agreements and the Project Documents to which it is a party and the transactions contemplated by those documents;

d) the BORROWER's audited financial statements (balance sheet, profit and loss account, management report) as per 31 December 2009 and unaudited financial statements as per 31 March 2010 are true and correct at the relevant dates and for the respective period covered and have been prepared in conformity with accounting principles generally accepted in the People's Republic of China; since the date of the latest of its financial statements, the BORROWER has not suffered any material adverse change in its business prospects nor, since such date has the BORROWER incurred any substantial or unusual loss or liability;

e) all tax returns and reports of the BORROWER have been filed as required by law and all fees and other governmental charges payable by the BORROWER have been duly paid;

f) the BORROWER is not engaged in or threatened by any litigation, the outcome of which might adversely affect its financial position or the implementation of the Project and the BORROWER is not in violation of any statute or regulation of any governmental authority;

g) the BORROWER has good title to all premises at which its business is carried on and has the right to all concessions, trade names, trade marks, patents and licence agreements necessary for the conduct of its business as now conducted and as intended to be conducted;

h) the BORROWER is not in breach of any agreement;

i) neither the conclusion of this Agreement nor the compliance with its terms will conflict with the terms of or require any consent under, any agreement or arrangement to which the BORROWER is a party or violate any of the terms of the BORROWER's constitutional documents and

j) neither the BORROWER, nor the Shareholder, nor any affiliates, nor any person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

2. The rights and remedies of DEG in relation to any misrepresentation or breach of warranty on the part of the BORROWER shall not be prejudiced by any investigation by or on behalf of DEG into the affairs of the BORROWER.

3. Each of the representations set out in this Article 16 is made on the date of this Agreement, shall survive the execution hereof and the making of each disbursement hereunder and shall be deemed to be repeated, by reference to the then existing circumstances, by the BORROWER on each day so long as any amount is or may be outstanding hereunder.

Article 17
GENERAL COVENANTS

1. Unless DEG otherwise agrees the BORROWER shall:

a) implement the Project and conduct its business activities in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards;

b) obtain and maintain in full force and effect and comply with the terms of all necessary Authorisations;

c) permit DEG's authorised representatives access to its business and works premises at any time during normal working hours upon reasonable notice, as well as to inspect and examine its financial records and all documents related to the Project if the BORROWER does not comply with any obligation under this Agreement or if DEG has reasonable grounds to believe that the performance of the BORROWER`s obligations pursuant to this Agreement is endangered; in such event the BORROWER shall reimburse DEG for all costs incurred in connection with the exercise of such inspection right (business class air fares and reasonable accommodation expenses for up to 5 days);

d) ensure that DEG's claims under this Agreement are always serviced and secured at least equally with those of other long-term lenders and not prepay other loans;

e) maintain at all times the following financial ratios:

- Debt Equity Ratio: not exceeding 1.5 (in words: one point five),
- Current Ratio: not less than 1.3 (in words: one point three),
- Debt Service Coverage Ratio: not less than 1.2 (in words: one point two);

f) improve the procedures proposed by the Auditors in the auditors letters;

g) notify DEG promptly of any legal action or any occurrence which may substantially and adversely affect the commercial or financial position of the BORROWER or the ability of the BORROWER to perform its obligations pursuant to this Agreement and of the occurrence or potential occurrence of any Event of Default;

2. Unless DEG otherwise agrees the BORROWER shall not

a) change its purpose or its constitutional documents in a way which is inconsistent with this Agreement, nor merge or liquidate, nor acquire or dispose of shares in other companies exceeding USD 10,000,000 (in words: ten million United States Dollars);

b) sell, transfer or otherwise dispose of significant components of its fixed assets;

c) assume liabilities, including contingent liabilities, other than as may be provided for in the Project Description, exceeding the aggregate of more than USD 10,000,000 (in words: ten million United States Dollars) or the equivalent in any other currency thereof;

d) violate, amend or terminate the Finance Agreements and Project Documents nor provide any grounds for the termination thereof;

e) enter into or continue business relations with its shareholders, employees and associated companies except on proper commercial terms negotiated at arms' length;

f) enter into or continue business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the European Union or Germany in relation to embargoes or the fight against terrorism;

g) make any dividend or other capital distribution or payment on or in respect of any shareholder loan or advance as long as an Event of Default is subsisting or is threatening to occur;

h) enter into any partnership, profit-sharing or other similar arrangement whereby the BORROWER´s income or profit can be shared with any other person;

i) engage in (and shall not authorize or permit any affiliate or any other person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice. The BORROWER further covenants that should DEG notify the BORROWER of its concerns that there has been a violation of the provisions of this Article or of any other Article of this Agreement, it shall cooperate in good faith with DEG and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from DEG, and shall furnish documentary support for such response upon DEG's request.

Article 18
EVENTS OF DEFAULT

1. Any of the following shall constitute an Event of Default:

a) the BORROWER fails to pay any amount due under this Agreement or under any other agreement between the BORROWER and DEG;

b) the BORROWER is in default in the due performance of any of its other obligations under this Agreement and such default remains unremedied for 30 days after written notice thereof has been given to the BORROWER by DEG;

c) the BORROWER is in payment default in respect of any amount in any other currency under any agreement with any party other than DEG or any of the BORROWER's lenders declares a loan to the BORROWER immediately due and payable;

d) any representation or statement made or confirmed by the BORROWER or Shareholder or Sponsor in or in connection with the Finance Agreements and Project Documents or any other document delivered by or on behalf of the BORROWER (including any call for disbursement) shall be found to have been incorrect or misleading in any material respect;

e) any insolvency, bankruptcy, liquidation, winding-up, receivership, execution, sequestration or similar process is initiated or enforced against the BORROWER or Shareholder or Sponsor or a substantial part of its assets;

f) any government or governmental authority shall have condemned, nationalised, assumed custody or control or otherwise expropriated all or any substantial part of the assets of the BORROWER or of its share capital or shall have taken any similar action that would prevent the BORROWER from carrying on its business;

g) a Change of Control in the Borrower;

h) the value or the enforceability of the Security is or is threatened to be materially affected and this has not been remedied according to Article 12 (z) within a period of 30 days after written demand by DEG;

i) any of the Finance Agreements, Project Documents and/or Authorizations have been found to be invalid or unenforceable or have been amended, terminated and/or violated without DEG's prior written consent;

j) any event occurs or circumstance arises or threatens to arise which, in the reasonable opinion of DEG, is likely to have a material adverse effect on the implementation of the Project, the conduct of the BORROWER's business, or the performance of the BORROWER's obligations under this Agreement or which restricts DEG's rights under this Agreement.

2. On and at any time after the occurrence of an Event of Default, DEG shall be entitled to cancel the total outstanding commitment of the Loan and/or to demand immediate repayment of the Loan or any part thereof together with accrued interest and other sums due by the BORROWER under this Agreement and/or to terminate this Agreement promptly.

<u>Article 19</u>
COSTS AND EXPENSES

1. The BORROWER shall bear all costs, taxes, fees and other charges and expenses incurred in connection with the execution and implementation of this Agreement, including (without limitation) those with respect to

a) all payments to be made under this Agreement;

b) the issuance of the legal opinion in accordance with Article 4 (6);

c) the creation, registration, enforcement and, if necessary, the cancellation of the Security; and

d) the pursuance and enforcement of rights in connection with this Agreement;

2. DEG shall have the right to pay any amount referred to in Article 19 (1) on behalf of the BORROWER. The expenses so paid by DEG shall be immediately reimbursed by the BORROWER upon demand by DEG.

Article 20
GOVERNING LAW AND JURISDICTION

1. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. If the English term and its legal meaning differs from the German term and its legal meaning in this Agreement, the German term and its legal meaning shall prevail.

2. All legal disputes arising out of or in connection with this Agreement (including all legal dispute concerning the existence, validity, termination or consequence of invalidity of any Finance Document) shall be heard and finally settled by an arbitration panel established in accordance with the arbitration rules of the International Chamber of Commerce, Paris; the arbitration award rendered by such arbitration panel shall be final and binding upon the parties. The seat of the arbitration shall be Cologne and the language of the proceedings shall be English.

3. The BORROWER appoints FIDEUROP GmbH, Westhafen Tower, Westhafenplatz 1, 60327 Frankfurt a.M., Germany, Telefax: +49-69-756095-512 as its authorised recipient, which in this capacity shall be the recipient of all documents relating to any legal disputes or other legal proceedings arising from or in connection with this Agreement or any amendment thereof, in accordance with Schedule 6 (*Form of Letter to the Process Agent*). As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding, the BORROWER shall maintain a duly appointed recipient for the receipt of service within the Federal Republic of Germany and shall notify DEG of the name and address thereof.

Article 21
MISCELLANEOUS

1. All communications in connection with this Agreement shall be sent in writing in the English language to the parties at the following address or telefax number:

For the BORROWER:

Junan Hongrun Foodstuff Co. Ltd.
Beihuan Lu, 276600 Junan
120 Shangdong Province
People's Republic of China
Telefax: 0086 – 539 – 731 4886

For DEG:

DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany
Telefax: + 49-221- 4986-1290

Each party undertakes to notify the other party of any change of address.

2. The BORROWER will provide DEG with certified copies and, if requested by DEG, certified translations into the English language of all Authorisations and any other documents to be submitted according to this Agreement.

3. All Schedules annexed hereto form an integral part of this Agreement.

4. Any right or obligation under this Agreement may be transferred, provided, however, that any transfer by the BORROWER is subject to the prior written consent of DEG.

5. a) The BORROWER is aware that DEG is a wholly-owned subsidiary of Kreditanstalt für Wiederaufbau ("KfW") and a member of the KfW Bankengruppe. The members of the KfW Bankengruppe are KfW, DEG, FuB - Finanzierungs- und Beratungsgesellschaft mbH, Berlin and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de).

b) DEG shall be entitled to disclose confidential information (e.g. any data as to legal status, business and financial condition, privacy data, etc.) it receives in connection with this financing to any member of the KfW Bankengruppe at any given date. Since within the KfW Bankengruppe a central corporate risk management and a standardised controlling will be performed, it may be necessary to forward special client data and/or documents within KfW Bankengruppe. This client data and/or documents include:

- data provided by the client;

- documents and data developed by DEG relating to the client.

The client data and/or documents will be forwarded exclusively to members of the KfW Bankengruppe and will not be made available to any person outside the KfW Bankengruppe. All members of the KfW Bankengruppe will treat any client data forwarded to them in compliance with the legal provisions as prescribed by the Federal Data Protection Law ("Bundesdatenschutzgesetz") and the rules on banking secrecy.

c) With reference to the above information under a) and b) the BORROWER hereby agrees to the transfer of client data within the KfW Bankengruppe for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly release DEG from banking secrecy rules, the provisions of the Federal Data Protection Law ("Bundesdatensschutzgesetz") and any separately concluded confidentiality agreement.

d) If an entity ceases to be a member of the KfW Bankengruppe, DEG shall no longer be entitled to disclose information to the relative entity. The relative entity shall destroy or return the information disclosed to it.

e) The disclosure by DEG may also be required or requested in order to fulfil legal, judicial or regulatory requirements. The BORROWER consents to any such disclosure.

6. Any modification or amendment to this Agreement, including this provision, must be in writing.

7. Should any provision of this Agreement be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected.

8. In the event that any party does not exercise any right to which it is entitled under this Agreement, such omission shall not be considered to constitute a waiver of such right.

9. This Agreement shall be effective upon the date of the last signature and shall remain effective as long as any amount is due to DEG.

10. The limitation period for the BORROWER's payment obligations under this Agreement shall be five years.

Köln, this 31 May 2010

DEG – DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

ppa. Karl Weinfurtner .... ppa. Hülsewig ....

Karl Weinfurtner | Klaus Hülsewig

First Vice President | Vice President

Deutsche Investitions- und Entwicklungsgesellschaft mbH DEG KFW BANKENGRUPPE Kämmergasse 22 50676 Köln

.... this ....

JUNAN HONGRUN FOODSTUFF CO. LTD.

....

[By..] [By...]

Schedule 1

DEFINITIONS

"Agreement"	This loan agreement.
"Annual Environmental and Social Monitoring Report" ("AESMR")	The annual monitoring report describing the environmental and social performance of the BORROWER, demonstrating compliance by the BORROWER with the environmental and social stipulations under this Agreement, and, if the BORROWER fails to comply with any of the environmental and social stipulations under this Agreement, detailing such non-compliance together with the action being taken to remedy such failure.
"Auditors"	Samuel H. Wong & Co. LLP, certified public accountants or such other firm of auditors acceptable to DEG.
"Authorisations"	Any consent, registration, filing, notarisation, certificate, licence, approval, permit, authority, confirmation or exemption from or by or with any national, supranational or regional government or administrative, fiscal, judicial or governmental body, commission, agency, authority, central bank or similar entity and all corporate, creditors' and shareholders' approvals or consents [required for the implementation of the Project, the operation of the BORROWER´s business, the Loan or the Security or any part thereof].
"Basic Terms and Conditions of Employment"	Refer to wage, working hours, labour contract and occupational health & safety based upon relevant ILO conventions (26 and 131 (on Remuneration), 1 (on Working Hours), 155 (on Health and Safety)) and recommendations.
"Business Day"	Each day on which banks are open for general business in New York and, solely for the purpose of determining the applicable Interest Rate in accordance with this Agreement, in London, England.
"Cash-flow"	The aggregate (for any financial year forecast or retrospective period) of the net profit after taxes plus the aggregate of depreciation on tangible assets and on preproduction expenditure during the period for calculation.
"Certificate of Incumbency"	The certificate of incumbency in the form of Schedule 5.
"Change of Control"	Any transaction or measure which would entail a change of control in the BORROWER whereby control means a) the direct or indirect holding of more than 25 % of the issued share capital of the BORROWER; or b) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to - cast, or control the casting of, more than 25 % of the maximum number of votes that might be cast at a shareholders meeting of

	the BORROWER; or - appoint or remove all, or the majority, of the directors or other equivalent officers of the BORROWER.
"Coercive Practice"	The impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.
"Collusive Practice"	An arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.
"Core Labour Standards"	Refers to child and forced labour, discrimination and freedom of association and collective bargaining as set out in ILO Declaration on Fundamental Principles and Rights at Work.
"Corrupt Practice"	The offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.
"Current Assets"	The aggregate of cash, marketable securities, trade and other receivables realisable within one year, inventories and prepaid expenses which are to be charged to income within one year, but excluding funds temporarily on hand pending application to property, plant and equipment included in the Project.
"Current Liabilities"	The aggregate of all liabilities falling due on demand or within one year, including dividends to be disbursed and the portion of Long-term Debt falling due within one year, but excluding liabilities for property, plant and equipment to the extent of the amount of funds therefore excluded from the calculation of Current Assets.
"Current Ratio"	The result obtained by dividing Current Assets by Current Liabilities.
"Debt"	The aggregate of all obligations and accrued liabilities then outstanding for the payment or repayment of money, including: any amounts payable by the BORROWER under leases or similar arrangements over their respective periods and any credit to the BORROWER from a supplier of goods or under any instalment purchase or other similar arrangement, but excluding unsecured and subordinated shareholder loans.
"Debt Equity Ratio"	The result obtained by dividing Debt by Equity.
"Debt Service Coverage Ratio"	The result obtained by dividing the BORROWER's Cash-flow plus interest expenses by the BORROWER's principal repayments for all its outstanding Debt plus interest expenses.
"DEG Base Rate"	The rate determined by DEG on the Interest Determination Date, based upon the interbank market fixed rate swap equivalent payable for receiving a stream of six months EURIBOR / LIBOR for the remaining lifetime of the Loan.

"Environmental and Social Action Plan"	An environmental and social action plan and all updates of this Environmental and Social Action Plan, defining actions, budgets and a timeframe for the measures required to remedy the known non-compliances with the environmental and social stipulations under this Agreement and for any other measure agreed upon between the BORROWER and DEG. The Environmental and Social Action Plan is based on the results and recommendations of the "Environmental and Social Review Summary and ESAP of Junan Hongrun Foodstuff Co Ltd, Shandong Province, China, May 2010, ERM".
"Environmental and Social Claim"	Any claim, proceeding or investigation against the BORROWER with respect to any environmental or social law, any environmental and social permit or any other environmental or social requirement.
"Environmental Management System (EMS)"	The part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the environmental stipulations under this Agreement.
"Equity"	The aggregate of the par value of all paid-in stock of the BORROWER, capital paid-in in excess of par value, retained earnings and losses, net result for the current period, increased by any Revaluation Reserve arising from an independent certified appraisal of the BORROWER's fixed assets, increased further by any unsecured and subordinated shareholder loans; Revaluation Reserve means in this context the reserve created by revaluation of fixed assets as determined by an independent and certified appraisal effected in accordance with local and international accounting standards and certified by the Auditors.
"EST"	Eastern Standard Time
"EUR" or "Euro"	Euro being the lawful currency of the Federal Republic of Germany.
"Event of Default"	Any of the events as set out in Article 18.
"Finance Documents"	This Agreement, all documents creating the Security, the Sponsors Support Agreement, and Pledge Agreement, the Shareholders Loan Agreement.,.
"Financial Year"	The financial year of the BORROWER commencing on 01 January and ending on 31 December each year.
"Fraudulent Practice"	Any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.
"Fundamental ILO Conventions"	The conventions identified as fundamental by ILO as posted from time to time on the internet page of ILO (currently: http://www.ilo.org/public/english/standards/norm/introduction/what.htm)
"IFC"	International Finance Corporation
"IFC EHS Guidelines"	The terms and standards as set out in the World Bank Group

	Environmental, Health and Safety Guidelines, as applicable to the operations of the BORROWER (Please refer to www.ifc.org).
"IFC Performance Standards"	The terms and standards as set out in the eight (8) Performance Standards of the IFC, dated April 30, 2006, which are applied to manage social and environmental risks and impacts and to enhance development opportunities in private sector financing. (Please refer to www.ifc.org).
"IFRS"	International Financial Reporting Standards
"ILO"	International Labour Organisation
"ILO Declaration on Fundamental Principles and Rights at Work"	The ILO declaration adopted in 1998 that covers four areas: (i) freedom of association and the right to collective bargaining, (ii) the elimination of forced and compulsory labour, (iii) the abolition of child labour, and (iv) the elimination of discrimination in the work-place
"International Chamber of Commerce"	The International Chamber of Commerce having its seat in Paris, France.
"Interest Conversion Date"	The date when the Loan has been fully disbursed or the cut off date as mentioned in Article 3 (4), whichever occurs first.
"Interest Determination Date"	Two LIBOR Banking Days prior to the beginning of an Interest Period unless market practice differs in the Relevant Interbank Market, in which case the Interest Determination Date will be determined in accordance with market practice in the Relevant Interbank Market.
"Interest Period"	Each period from and including the day of the first disbursement and ending the day before the first Payment Date as well as each period from and including a Payment Date and ending the day immediately before the next following Payment Date.
"Knowledge"	With respect to any particular fact, actual knowledge ("*positive Kenntnis*") or knowledge that one using reasonable care or diligence should have ("*grob fahrlässige Unkenntnis*").
"Letters on General Audit Observations"	Letter of the auditors Samuel H. Wong & Co. LLP in connection with their preparation of the annual audited accounts
"Letter of Internal Control"	Letter of the auditors Samuel H. Wong & Co. LLP in connection with their preparation of the annual audited accounts
"LIBOR Banking Day"	Each day on which banks are open for business in London.
"Loan"	The funds to be made available to the BORROWER under this Agreement or any portion thereof.
"Long-term Debt"	The aggregate of all Debt with a maturity of more than one year.
"Management Letter"	The management letter issued by the Auditors Samuel H. Wong & Co. LLP in connection with their preparation of the annual audited accounts.

Mr. Si Chen	Mr. Si Chen is an individual person (passport no. G22745756) having its habitual residence in RM2-101,Bldg No. 4,No.119 of Huali Road, Junan County, Linyi City, Shandong Province, 276600, People's Republic of China. In total, Mr. Si Chen holds 50.1% (in words: fifty point one per cent) of the Shareholder.
"Obstructive Practice"	(i) Deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede an official investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of DEG's access to contractually required information in connection with an official investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice.
"Occupational Health & Safety Management System (OHSMS)"	The part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the OHS stipulations under this Agreement.
"Payment Date"	15 March and 15 September. Should these dates not fall on a Business Day, the Payment Date will be the first Business Day thereafter.
"Project"	As set out in more detail in the Project Description.
"Project Description"	The description of the Project as set out in Schedule 2.
"Project Documents"	The memorandum and articles of association of the Borrower, by laws, Land use Agreements etc.
"Repayment Instalments"	The repayment instalments as set forth in Article 7 (1).
"Reuters' Screen LIBOR 01 Page"	Indication of the London Interbank Offered Rates (LIBOR) for US-Dollar deposits determined by the British Bankers Association (BBA) represented by page LIBOR 01 in "Reuters' Monitor Money Rates Service".
"Sanctionable Practice"	Any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein.
"Schedules"	All annexes to this Agreement.
"Security"	All of the security components as described in Article 12.
"Shareholder"	International Lorain Holding, a stock company incorporated and existing under the laws of the Cayman Islands (Reg. No.CR-172047) having its registered office at Scotia Centre, 4 th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands.

"Social Management System (SMS)"	The part of the overall management system that includes organisational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the social stipulations under this Agreement.
"Sponsor"	American Lorain Corporation, a stock company incorporated and existing under the laws of the United States (Certificate Number: C20090617-1608) having its registered office at 220 South Minnesota Street, Carson City, NV 89703, United States of America
"USD"	United States Dollars being the lawful currency of the United States of America.

Schedule 2

PROJECT DESCRIPTION

I. Project (Technical description)

The chestnuts business is further increasing and the borrower needs to expand their production facilities in Hongrun. The land has been acquired and the new plant has been built, a new refrigerator line has to be installed, the IT has to be up dated. Additionally the Borrower acquired the existing cabbage company Kimchi closed to the borrower. For better procurement of raw materials the own plantation area will be extended. The increased business required more constantly available working capital.

II. Project Costs (Investment plan)

Investments in the amount of USD 20 million will be made in the following categories:

(a) land, buildings for expansion of chestnut plant Hongrun	USD 4,000,000
(b) Refrigerator line at plant Hongrun	USD 3,500,000
(c) IT equipment	USD 2,500,000
(d) Acquisition of Kimchi cabbage company	USD 4,500,000
(e) Expansion of plantation areas	USD 2,000,000
(f) Working capital requirements	USD 3,500,000

III. Financing

The investments amounting USD 20 million will be financed by:

(a) self generated funds of the Borrower	USD 5,000,000
(b) long term loan of DEG	USD 15,000,000

IV. Time Schedule

Most of the technical implementation has been done and the remaining work will be completed by September 2010 finally.

Schedule 3

CALL NOTICE

DEG - Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Germany

Ladies and Gentlemen,

We refer to Article 3 of the Loan Agreement between our Company and DEG concluded on .... ("Agreement") and request disbursement of the Loan/a partial amount of the Loan of USD ....

Please remit the said amount on .... (date) to our account as follows:

Name/address of Account-holder:	....
Account currency	....
Account No.	....
Bank/SWIFT code	....
via (name/address/SWIFT CODE of correspondent bank)	....
Account No. of beneficiary bank at the correspondent Bank	....

The funds made available will be applied as follows: [detailed description of the use of funds including evidence by respective invoices etc.]

We confirm that the conditions precedent to disbursement according to Article 4 of the Agreement have been fulfilled and that since the Agreement was signed no deterioration in financial or other respects has occurred which might jeopardise the implementation of the Project.

We also declare that the documents mentioned in Article 4 are still legally effective and that the representations and warranties made in the Agreement are true and correct as of the date hereof.

[We confirm that the loan amount(s) of USD............. already disbursed to us have been used in accordance with Article 2 of the Agreement.]

Yours faithfully,

Junan Hongrun Foodstuff Co. Ltd.

Schedule 4

FORM OF LETTER TO THE AUDITORS

(Letterhead of Junan Hongrun Foodstuff Co. Ltd.)

To the Auditors
(Address)

Dear Sirs,

We hereby authorise and request you to give to DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH ("DEG"), Kämmergasse 22, 50676 Köln, Federal Republic of Germany, all such information as they may request with regard to our commercial and financial situation. This authorisation is a requirement under a loan agreement with DEG; for your information we enclose a copy of said loan agreement.

For our records, please ensure that you send us a copy of every letter which you receive from DEG immediately upon receipt and a copy of each reply made by you promptly upon the issue thereof.

Yours faithfully,

Junan Hongrun Foodstuff Co. Ltd.

Encl.: DEG Loan Agreement

Schedule 5

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(Letterhead of Junan Hongrun Foodstuff Co. Ltd.)

DEG - Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 Köln
Federal Republic of Germany

Telefax: 0049 - 221 - 4986-1290

[Date]

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Loan Agreement dated .... (the "Loan Agreement"), I, the undersigned [Chairman/Director] of .... (the "Borrower"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom are, and will continue to be authorized:

a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Article 3 of the Loan Agreement;

b) to sign any certifications provided for in the Loan Agreement; and

c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which DEG and the Borrower may be parties:

Name[1]	Office	Specimen Signature
....	....	....
....	....	....
....	....	....

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.

Yours faithfully,

---

[1] Designations may be changed by the Borrower at any time by issuing a new certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower

Schedule 6

FORM OF LETTER TO PROCESS AGENT

(Letterhead of Junan Hongrun Foodstuff Co. Ltd.)

FIDEUROP GmbH
Herrn Dr. Klaus Zimmermann
Westhafen Tower
Westhafenplatz 1
60327 Frankfurt am Main
Federal Republic of Germany

Date:

Re: Loan Agreement between DEG and [...] dated [...] ("Loan Agreement")

Dear Sirs,

We refer to Article (...) of the referenced Loan Agreement, a copy of which is enclosed herewith.

We hereby confirm that we have appointed you to act as our agent to accept for and on behalf of the undersigned any service of process in respect of any litigation or other legal proceedings before German courts and arbitration panels arising out of or in connection with the Loan Agreement and any amendment thereof.

We understand that you have indicated your preparedness to accept such appointment, and we agree that your only obligations will be:

(i) promptly upon receipt of any notice of legal process to accept service on our behalf and to notify us by cable or facsimile to our address specified below (or to such other address, person, firm or company as we may from time to time notify you) to the effect that you have accepted such service on our behalf; and

(ii) to confirm acceptance of such service by letter to us as aforesaid, enclosing the original of the documents which you have received in connection with such service.

Upon request of any person delivering any notice of legal process, you shall present to such person this letter in executed form together with the copy of the Loan Agreement.

Our address is:

In consideration of your accepting this appointment, we agree to pay to you a flat fee of EUR [...] and to indemnify you upon demand from and against all costs, charges and expenses incurred by you in performance of your duties hereunder.

This appointment and its acceptance shall be governed by the laws of the Federal Republic of Germany. The place of jurisdiction for any dispute arising out of or in connection with this appointment letter shall be Frankfurt am Main.

Yours faithfully,	Accepted:
....	....
Junan Hongrun Foodstuff Co. Ltd.	FIDEUROP GmbH

Encl.: Loan Agreement

Excluded Activities Schedule 7

DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH has adopted the following Exclusion List:

1) Production or activities involving forced labor[2] or child labor[3]
2) Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.
3) Any business relating to pornography or prostitution.
4) Trade in wildlife or wildlife products regulated under CITES[4]
5) Production or use of or trade in hazardous materials such as radioactive materials[5], unbounded asbestos fibers and products containing PCBs[6].
6) Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.
7) Drift net fishing in the marine environment using nets in excess of 2.5 km in length
8) Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[7] and other hazardous substances subject to international phase-outs or bans.
9) Destruction[8] of Critical Habitat[9]
10) Production and distribution of racist, anti-democratic and/or neo-nazi media.

In addition to the above, the financing of projects is excluded, when the following activities form a substantial[10] part of a project sponsor's primary operations or those of the project:

11) Production or trade in[11]
    a) weapons and munitions
    b) tobacco
    c) hard liquor
12) Gambling, casinos and equivalent enterprises[10]

---

[2] Forced labor means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[3] Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[4] CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[5] This does not apply to the purchase of medical equipment , quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded.

[6] PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

[7] Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in "holes in the ozone layer". The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[8] Destruction means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the habitat's ability to maintain its role (see footnote 10) is lost.

[9] Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

[10] A benchmark for substantial is 5 – 10 % of the balance sheet or the financed volume.

[11] In Financial Institutions this is calculated with regard to the portfolio volume financing such activities.